Exhibit 99.1

Orexigen Therapeutics, Inc. Prices Offering of $100 Million of Convertible Senior Notes

SAN DIEGO, Dec. 3, 2013 /PRNeswire/ — Orexigen® Therapeutics, Inc. (Nasdaq: OREX) (the “Company”), a biopharmaceutical company focused on the treatment of obesity, today announced that it priced its offering of $100 million aggregate principal amount of convertible senior notes due 2020 (the “Notes”). The Notes were offered in a private offering to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”). In connection with the offering of the Notes, the Company has granted the initial purchasers a 13-day option to purchase up to an additional $15 million aggregate principal amount of such Notes.

Upon conversion, the Notes will be settled in shares of the Company’s common stock (together with cash in lieu of any fractional shares). However, if the Company receives stockholder approval in accordance with the Nasdaq Listing Standards, the Company will settle conversions of the Notes through payment or delivery, as the case may be, of cash, shares of Company’s common stock or a combination thereof, at the Company’s election.

The Notes will pay interest semi-annually at a rate of 2.75% per year. The Notes will mature on December 1, 2020, unless earlier repurchased or converted in accordance with their terms prior to such date. Prior to September 1, 2020, the Notes will be convertible at the option of holders only upon satisfaction of certain conditions and during certain periods, and thereafter, at any time until the close of business on the business day immediately preceding the maturity date. Holders of the Notes will have the right to require the Company to repurchase all or some of their Notes at 100% of their principal amount, plus any accrued and unpaid interest, upon the occurrence of certain events. The conversion rate for the Notes will initially be 122.1225 shares per $1,000 principal amount, which is equivalent to an initial conversion price of approximately $8.19 per share of common stock, and is subject to adjustment under the terms of the Notes. The initial conversion price of the Notes represents a premium of approximately 32.5% to the $6.18 per share closing price of the Company’s common stock on December 2, 2013. The sale of the Notes is expected to close on December 6, 2013, subject to customary closing conditions.

The Company estimates that the net proceeds from the offering will be approximately $96.1 million after deducting the initial purchasers’ discounts and commissions and the estimated offering expenses payable by it. The Company intends to use the net proceeds from the offering of the Notes for working capital and other general corporate purposes. The Company may also use a portion of the net proceeds to in-license or acquire new businesses or products; however, the Company has no current commitments or obligations to do so.

The Notes were offered to qualified institutional buyers pursuant to Rule 144A under the Securities Act. Neither the Notes nor the shares of Company’s common stock issuable upon conversion of the Notes, if any, have been registered under the Securities Act or the securities laws of any other jurisdiction and may not be offered or sold in the United States absent registration or an applicable exemption from such registration requirements.

This press release does not constitute an offer to sell or the solicitation of an offer to buy any notes or common stock, nor shall there be any sale of notes or common stock in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any state or any jurisdiction. Any offer, if at all, will be made only pursuant to Rule 144A under the Securities Act.

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Forward-Looking Statements

Orexigen cautions you that statements included in this press release that are not a description of historical facts are forward-looking statements. Words such as “believes,” “anticipates,” “plans,” “expects,” “indicates,” “will,” “should,” “intends,” “potential,” “suggests,” “assuming,” “designed” and similar expressions are intended to identify forward-looking statements. These statements are based on the Company’s current beliefs and expectations. These forward-looking statements include statements regarding: the actual terms of the Notes, the completion, timing and size of the proposed private offering and the anticipated use of proceeds from the offering. The inclusion of forward-looking statements should not be regarded as a representation by Orexigen that any of its plans will be achieved. Actual results may differ from those set forth in this release due to the risk and uncertainties inherent in the Orexigen business. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof, and Orexigen undertakes no obligation to revise or update this news release to reflect events or circumstances after the date hereof. Further information regarding these and other risks is included under the heading “Risk Factors” in Orexigen’s Current Report on Form 8-K filed with the Securities and Exchange Commission on December 2, 2013 and its other reports, which are available from the SEC’s website (www.sec.gov). All forward-looking statements are qualified in their entirety by this cautionary statement. This caution is made under the safe harbor provisions of Section 21E of the Private Securities Litigation Reform Act of 1995.

Orexigen Contact:	Media Contact:

McDavid Stilwell	Denise Powell

VP, Corporate Communications and Business Development	BrewLife

(858) 875-8629	(510) 703-9491

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